Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-190072

The information in this preliminary prospectus supplement is not complete and may change. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 28, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 22, 2013)

$25,000,000

Common Stock

We are offering shares of our common stock, no par value. Our common stock is listed and traded on the NASDAQ Capital Market Exchange, or NASDAQ, under the symbol “LCNB.” The last reported sale price of our common stock on October 23, 2013 was $20.20 per share.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds to LCNB Corp. (before expenses)	$	$

(1)	Please see “Underwriting” beginning on page S-21 of this prospectus supplement for additional information regarding the underwriting agreement.

The underwriter may also purchase up to an additional                  shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Shares of our common stock are not savings accounts, deposits or obligations of any bank or non-bank subsidiary of LCNB Corp. and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2013.

FBR

The date of this prospectus supplement is October     , 2013.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and FBR Capital Markets & Co., as underwriter, has not, authorized anyone to provide you with different information and neither we nor the underwriter take responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

All references in this prospectus supplement and the accompanying prospectus to “LCNB,” “we” “us,” “our” or similar references refer to LCNB Corp., an Ohio corporation, and its subsidiary, LCNB National Bank (the “Bank”), except where the context otherwise requires or as otherwise indicated.

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under the shelf registration statement, we may offer and sell shares of our common stock described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. Before investing in our common stock, you should read this prospectus supplement, the accompanying prospectus and the additional information described in the section entitled “Where You Can Find More Information” and the section entitled “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Neither this prospectus supplement nor the accompanying prospectus contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that we file any agreement or document as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking information within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or future predictions, including events or predictions relating to future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “plan,” “intend,” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are only predictions and estimates regarding future events and circumstances and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” in this prospectus supplement or the accompanying prospectus that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. This information is based upon various assumptions that may not prove to be correct. Important factors to consider and evaluate in such forward-looking statements include:

•	changes in external competitive market factors that might impact results of operations;

•	legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the regulations promulgated and to be promulgated thereunder as well as new capital requirements pursuant to the Basel III capital rules, all of which may subject us to a variety of new and more stringent legal and regulatory requirements which adversely affect our business;

•	costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;

•	changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events;

•	our ability to identify potential candidates for, obtain regulatory approval of, and consummate, acquisition or investment transactions;

•	our failure to complete any or all of the transactions described herein or in the documents incorporated by reference on the terms currently contemplated;

•	local, regional and national economic conditions and events and the impact they may have on us and our customers;

•	our ability to attract deposits and other sources of liquidity;

•	changes in the financial performance and/or condition of our borrowers;

•	changes in the level of non-performing and classified assets and charge-offs;

•	changes in estimates of loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	changes in our capital structure resulting from future capital offerings or acquisitions;

•	inflation, interest rate, securities market and monetary fluctuations;

•	timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;

•	changes in consumer spending, borrowing and saving habits;

•	technological changes;

•	our ability to grow, increase market share and control expenses and maintain sufficient liquidity;

•	volatility in the credit and equity markets and its effect on the general economy;

•	the potential for customer fraud, especially in our mortgage lending business;

•	effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	our ability to integrate First Capital acquisition and future acquisition targets may be unsuccessful, or may be more difficult, time-consuming or costly than expected;

•	our ability to receive timely regulatory approval for the acquisition described under the caption “Use of Proceeds”;

•	our ability to successfully integrate acquired entities, including in connection with the consummation of the acquisition described under the caption “Use of Proceeds”; and

•	material differences in the actual financial results of merger and acquisition activities compared with expectations.

These forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond our control. Although the expectations reflected in the forward-looking statements are currently believed to be reasonable, future results, levels of activity, performance or achievements cannot be guaranteed. Accordingly, there can be no assurance that actual results will meet expectations or will not be materially lower than the results contemplated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to, the dates of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s Internet site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.lcnb.com. You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Except for information incorporated by reference, the information on the SEC Internet site and on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus supplement.

We are incorporating by reference into this prospectus supplement the following documents:

•	annual report on Form 10-K for the year ended December 31, 2012;

•	quarterly report on Form 10-Q for the three months ended March 31, 2013;

•	quarterly report on Form 10-Q for the three and six months ended June 30, 2013;

•	current reports on Form 8-K filed with the SEC on January 11, 2013, January 28, 2013 (two Forms 8-K), March 11, 2013, April 19, 2013, April 29, 2013, July 16, 2013, and October 28, 2013 (two Forms 8-K); and

•	the description of our common stock contained in our registration statement on Form S-3, filed with the SEC on July 22, 2013 and made effective on July 31, 2013, and any other amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering (other than documents or information deemed furnished and not filed in accordance with SEC rules).

Any statement contained in this prospectus supplement, or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or any other subsequently filed document, which also is, or is deemed to be, incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. You can obtain copies of the documents incorporated by reference in this prospectus supplement, at no cost, by writing or calling us at the following address:

LCNB Corp.

2 North Broadway

Lebanon, Ohio 45036

Attn: Stephen P. Wilson

(513) 932-1414

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the SEC. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference.

LCNB Corp.

LCNB Corp., an Ohio corporation formed in December, 1998, is a financial holding company headquartered in Lebanon, Ohio. Substantially all of the assets, liabilities and operations of LCNB Corp. are attributable to the Bank, its wholly-owned subsidiary.

LCNB National Bank

The predecessor of LCNB Corp., the Bank, was formed as a national banking association in 1877. On May 19, 1999, the Bank restructured itself into a holding company and it became a wholly-owned subsidiary of LCNB Corp., a registered bank, now financial, holding company. The Bank’s main office is located in Lebanon, Warren County, Ohio and 30 additional branch offices are located in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Ross and Warren Counties, Ohio. These counties are part of or are surrounding the Cincinnati metropolitan statistical area (“Cincinnati MSA”). LCNB, since its founding, has maintained strong fundamental principles and underwriting standards that have been attributable to its success. LCNB has a record of consistent profitability, maintaining an annual return on average assets (“ROAA”) of 1% or greater over the past 37 years.

On January 11, 2013, LCNB consummated a merger with First Capital Bancshares, Inc. (“First Capital”) in a stock and cash transaction valued at approximately $20.2 million. Immediately following the merger of First Capital into LCNB, Citizens National Bank (“Citizens”), a wholly-owned subsidiary of First Capital, was merged into the Bank. At that time, Citizens’ six full-service offices became offices of the Bank. Three of these offices are located in Chillicothe, Ohio and one office is located in each of Frankfort, Ohio, Clarksburg, Ohio, and Washington Court House, Ohio.

The Bank is a full service community bank offering a wide range of commercial and personal banking services. Deposit services include checking accounts, NOW accounts, savings accounts, Christmas and vacation club accounts, money market deposit accounts, Classic 50 accounts (a senior citizen program), individual retirement accounts, and certificates of deposit. Deposits of the Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (“FDIC”). Loan products offered by the Bank include commercial and industrial loans, commercial and residential real estate loans, construction loans, various types of consumer loans, and Small Business Administration loans. The Bank’s residential mortgage lending activities consist primarily of loans for purchasing or refinancing personal residences, home equity lines of credit, and loans for commercial or consumer purposes secured by residential mortgages. Most fixed-rate residential real estate loans are sold to the Federal Home Loan Mortgage Corporation with servicing retained. Consumer lending activities include automobile, boat, home improvement and personal loans. The Bank also offers indirect financing through various automotive, boat, and lawn and garden dealers. The Trust and Investment Management Division of the Bank performs complete trust administrative functions and offers agency and trust services, retirement savings products, and mutual fund investment products to individuals, partnerships, corporations, institutions and municipalities. Security brokerage services are offered by the Bank through arrangements with LPL Financial LLC, a registered broker/dealer. Licensed brokers offer a full range of investment services and products, including financial needs analysis, mutual funds, securities trading, annuities, and life insurance. Other services offered include safe deposit boxes, night depositories, travelers’ checks, money orders, cashier’s checks, bank-by-mail, ATMs, cash and transaction services, debit cards, wire transfers, electronic funds transfer, utility bill collections, notary public service, personal computer based cash management services, 24 hour telephone banking, PC Internet banking, mobile banking, and other services tailored for both individuals and businesses.

Our principal executive offices are located at 2 North Broadway, Lebanon, Ohio 45036, and our telephone number is (513) 932-1414. Our website address is http://www.lcnb.com. Information included or referred to on our website is not incorporated by reference in or otherwise a part of this prospectus.

LCNB Investment Highlights

•	Stable and Attractive Markets. LCNB is a 135 year old community bank located in attractive markets in southwestern Ohio with good demographics, stable home prices and sound economic activity. LCNB’s branches are primarily located in and around the Cincinnati MSA. The Cincinnati MSA has experienced a strong housing recovery, is home to many small and medium sized businesses and has an unemployment rate of 6.7%, lower than the state of Ohio of 6.9% and national unemployment rate of 7.3%. In addition, the majority of LCNB’s deposit franchise is located in Warren County, Ohio. Warren County is the 2nd fastest growing county and has the 2nd highest median household income of any county in Ohio. In addition, Warren County’s projected population growth rate of 5.35% is higher than the national average of 3.47%, and its median household income of $66,787 is higher than the national average of $50,157;

•	Consistent, High-Performing Franchise. LCNB has high and consistent profitability driven by disciplined, organic loan growth, a diversified revenue base and low-cost core deposits. LCNB maintains strong asset quality and capital ratios driven by conservative underwriting of loans and robust earnings. As a result, from 1974-2012, LCNB has experienced 37 years of uninterrupted, 1% or higher ROAA and 10% or higher return on average equity (“ROAE”). In addition LCNB has consistently maintained or increased its dividend to common shareholders. Since going public in 1998 LCNB’s quarterly dividend has grown from $0.05 per share to $0.16 per share, and LCNB has never decreased or suspended its annual dividends;

•	Seasoned Management Team. LCNB has a seasoned management team with extensive community banking experience. LCNB’s top 7 executives have an average of 31 years of banking experience. In addition, many senior executives of LCNB have worked together for over 20 years. Steve Wilson, LCNB’s Chairman and Chief Executive Officer has 38 years of experience with LCNB. Mr. Wilson is also a former Chairman of the American Bankers Association and a former Board Member of the Federal Reserve Bank of Cleveland; and

•	Opportunity for Financially Attractive Acquisitions. LCNB operates in a market with further consolidation opportunities. There are 33 banks with assets between $200 million and $800 million in and around nearby markets currently serviced by LCNB that could be potential targets. Nevertheless, LCNB is highly selective in choosing the right partner.

The Acquisition of Eaton National Bank & Trust Co.

On October 28, 2013, LCNB entered into the Stock Purchase Agreement (the “Stock Purchase Agreement”) with Colonial Banc Corp., a Delaware corporation (“CBC”), to acquire all of the outstanding stock of Eaton National Bank & Trust Co. (“Eaton National”), a wholly-owned subsidiary of CBC (the “Eaton Acquisition”). Eaton National is a national banking association chartered under the laws of the United States with approximately $191 million in assets and $168 million in deposits as of September 30, 2013. Eaton National operates five full-service branch offices in the greater Dayton, Ohio area. Since commencement of operations in 1847, Eaton National has been principally engaged in the business of making residential and commercial loans in the community it serves.

Pursuant to the terms of the Stock Purchase Agreement, LCNB will pay approximately $24.75 million in cash to CBC to acquire all of the outstanding stock of Eaton National at closing and upon satisfaction of certain terms and conditions. Immediately following the Eaton Acquisition, LCNB will cause Eaton National to be merged with and into the Bank. The stock acquisition is expected to close in the first quarter of 2014, pending adoption of the Stock Purchase Agreement by the shareholders of CBC, approval of the transaction by regulatory authorities and the satisfaction of other customary closing conditions.

Reasons for the Eaton Acquisition

LCNB believes the Eaton Acquisition provides a unique opportunity to grow the franchise value of LCNB by expanding its geographic footprint into markets served by Eaton National. The following summarizes what we believe are the major objectives and anticipated benefits of the Eaton Acquisition:

•	The Eaton Acquisition represents an opportunity to acquire five bank branches in the greater Dayton area. We believe that the Eaton Acquisition will result in earnings growth and will strengthen our Bank;

•	The Eaton Acquisition leverages our current platform to provide additional growth through this acquisition;

•	The Eaton Acquisition provides an opportunity to acquire a banking platform with 160+ years of community banking relationships in a market that is a natural extension of LCNB’s existing branch network;

•	Eaton National presents a strong cultural fit allowing us to streamline the integration process while minimizing costs traditionally associated with bank acquisitions;

•	The Eaton Acquisition presents the opportunity for us to increase our customer base due to our ability to offer non-deposit products and investment services to Eaton National customers as well as additional borrowing capacity as a result of our higher lending limits;

•	We have the ability to capitalize on the success of our recent merger with First Capital Bancshares, Inc. to rapidly integrate Eaton National; and

•	The transaction will further establish LCNB as a preferred acquirer in a market with additional acquisition opportunities.

Capital Ratios Pro Forma for the Eaton Acquisition

LCNB believes that following this common equity raise and the Eaton Acquisition, LCNB will continue to be well capitalized. The table below illustrates LCNB and Eaton National’s capital ratios as of September 30, 2013, and what we believe LCNB’s capital ratios would be on September 30, 2013 pro forma for this capital raise and the Eaton Acquisition. The pro forma column in the table assumes that the capital raise of $25.0 million occurred and the Eaton Acquisition closed on September 30, 2013:

	LCNB Corp.	Eaton National	Pro Forma
Tier 1 Capital Ratio	13.3%	13.6%	12.5%
Total Risk Based Capital Ratio	13.9%	14.9%	13.0%
Leverage Ratio	8.2%	9.4%	7.8%
TCE/TA	8.2%	9.2%	7.8%

THE OFFERING

Common stock we are offering	shares (or shares if the underwriter exercises its over-allotment option in full).

Over-allotment option	The underwriter may purchase up to shares of our common stock within 30 days after the date of this prospectus supplement to cover over-allotments, if any, at the public offering price less the underwriting discount.

Common stock outstanding after this offering	shares (or shares if the underwriter exercises its over-allotment option in full).(1)

Public offering price	$ per share of common stock.

Use of Proceeds	We expect to receive net proceeds of this offering of approximately $ after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us (or $ million if the underwriter exercises its over-allotment option in full).

We intend to use the net proceeds from this offering to fund the Eaton Acquisition and for general corporate purposes. See “Use of Proceeds.”

Dividend policy	The holders of shares of our common stock are entitled to receive an equal amount of dividends per share if, as and when declared from time to time by our board of directors. Our ability to obtain funds for the payment of dividends largely depends on the amount of dividends that may be declared and paid to us by the Bank, our subsidiary. Thus, as a practical matter, any restrictions on the ability of the Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by us. See “Risk Factors—Risks Associated with the Offering and our Common Stock—Our ability to declare and pay dividends is limited.”

Risk Factors	You should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and the risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in any other documents incorporated by reference in this prospectus supplement before making any decision to invest in our common stock.

Listing	Our common stock is listed on the NASDAQ Capital Market Exchange under the symbol “LCNB.”

(1)	The number of shares of our common stock outstanding immediately after the closing of this offering is based on 7,640,163 shares issued and outstanding as of October 23, 2013, and excludes (a) shares issuable upon exercise of the underwriters’ over-allotment option, (b) 104,966 shares of our common stock issuable upon exercise of options outstanding as of October 23, 2013, (c) an aggregate of 217,063 shares of common stock issuable upon the exercise of warrants outstanding as of October 23, 2013, and (d) an aggregate of 346,155 shares of our common stock issuable under our dividend reinvestment plan outstanding as of October 23, 2013.

RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks, including those described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, that could affect the value of your investment in the future. The risk factors described in this section, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that could have a material adverse effect on our business, including our operating results and financial condition. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider these risk factors together with all of the risk factors and other information included or incorporated by reference in this prospectus supplement, before you decide whether to purchase shares of our common stock.

Risks Associated with Our Business

We are subject to lending risk.

A significant source of risk for us arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loan agreements. Most loans originated by us are secured, but some loans are unsecured depending on the nature of the loan. With respect to secured loans, the collateral securing repayment includes a wide variety of real and personal property that may be insufficient to cover the amounts owed. Collateral values are adversely affected by changes in prevailing economic, environmental and other conditions, including declines in the value of real estate, changes in interest rates, changes in monetary and fiscal policies of the federal government, terrorist activity, environmental contamination and other external events.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to net income that represents management’s estimate of probable losses that have been incurred within the existing portfolio of loans. The level of the allowance for loan losses reflects management’s continuing evaluation of specific credit risks, loan loss experience, current loan portfolio quality, the value of real estate, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions and declines in real estate values affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the allowance for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Any significant increase in the allowance for loan losses would likely result in a significant decrease in net income and may have a material adverse effect on our financial condition and results of operations.

LCNB’s loan portfolio includes a substantial amount of commercial and industrial loans and commercial real estate loans, which may have more risks than residential or consumer loans.

LCNB’s commercial and industrial loans and commercial real estate loans comprise a substantial portion of its total loan portfolio. These loans generally carry larger loan balances and involve a greater degree of financial and credit risk than home equity, residential mortgage, or consumer loans. The increased financial and credit risk associated with these types of loans is a result of several factors, including the concentration of principal in a limited number of loans, the size of loan balances, the effects of general economic conditions on income-producing properties, and the increased difficulty of evaluating and monitoring these types of loans.

The repayment of loans secured by commercial real estate is often dependent upon the successful operation, development, or sale of the related real estate or commercial business and may, therefore, be subject to adverse conditions in the real estate market or economy. If the cash flow from operations is reduced, the borrower’s ability to repay the loan may be impaired. In such cases, LCNB may take one or more actions to protect its financial interest in the loan. Such actions may include foreclosure on the real estate securing the loan, taking possession of other collateral that may have been pledged as security for the loan, or modifying the terms of the loan. If foreclosed on, commercial real estate is often unique and may not be as salable as a residential home.

Gains from sales of mortgage loans may experience significant volatility.

Gains from sales of mortgage loans are highly influenced by the level and direction of mortgage interest rates, real estate activity, and refinancing activity. Current historically low market interest rates created a refinancing demand for residential fixed-rate mortgage loans. The increased volume of refinancing activity increased gains from sales of mortgage loans as LCNB sold most of these loans to the Federal Home Loan Mortgage Corporation. An increase in market interest rates may decrease the demand for refinanced loans and decrease the gains from sales of mortgage loans recognized in LCNB’s consolidated statements of income. Gains from sales of mortgage loans may also be impacted by changes in LCNB’s strategy to manage its residential mortgage portfolio. For example, LCNB may occasionally change the proportion of loan originations that are sold in the secondary market and instead add a greater proportion to its loan portfolio.

LCNB’s earnings are significantly affected by market interest rates.

Fluctuations in interest rates may negatively impact LCNB’s profitability. A primary source of income from operations is net interest income, which is equal to the difference between interest income earned on loans and investment securities and the interest paid for deposits and other borrowings. These rates are highly sensitive to many factors beyond LCNB’s control, including general economic conditions, the slope of the yield curve (that is, the relationship between short and long-term interest rates), and the monetary and fiscal policies of the U.S. federal government. LCNB expects the current level of interest rates and the current slope of the yield curve will continue to cause further downward pressure on its net interest margin for the near term.

Increases in general interest rates could have a negative impact on LCNB’s results of operations by reducing the ability of borrowers to repay their current loan obligations. Some residential real estate mortgage loans, most home equity line of credit loans, and many of LCNB’s commercial loans have adjustable rates. Borrower inability to make scheduled loan payments due to a higher loan cost could result in increased loan defaults, foreclosures, and write-offs and may necessitate additions to the allowance for loan losses. In addition, increases in the general level of interest rates may decrease the demand for new consumer and commercial loans, thus limiting LCNB’s growth and profitability. A general increase in interest rates may also result in deposit disintermediation, which is the flow of deposits away from banks and other depository institutions into direct investments that have the potential for higher rates of return, such as stocks, bonds, and mutual funds. If this occurs, LCNB may have to rely more heavily on borrowings as a source of funds in the future, which could negatively impact its net interest margin.

We are subject to liquidity risk in our operations, which could adversely affect our ability to fund various obligations.

Liquidity risk is the possibility of being unable to meet obligations as they come due or capitalize on growth opportunities as they arise because of an inability to liquidate assets or obtain adequate funding on a timely basis at a reasonable cost and within acceptable risk tolerances. Liquidity is required to fund various obligations, including credit obligations to borrowers, loan originations, withdrawals by depositors, repayment of debt, dividends to shareholders, operating expenses and capital expenditures. Liquidity is derived primarily from retail deposit growth and earnings retention, principal and interest payments on loans and investment securities, net cash provided from operations and access to other funding. If we are unable to maintain adequate liquidity, then our business, financial condition and results of operations would be negatively affected.

Increasing regulation of interchange reimbursement fees may affect LCNB’s earnings.

The Federal Reserve rules, effective October 1, 2011, set the maximum interchange fee an electronic debit card issuer with more than $10 billion in assets may receive at the sum of 21 cents per transaction plus five basis points multiplied by the value of the transaction. The Federal Reserve also issued a rule that allows for an upward adjustment of at most one cent to an issuer’s debit card interchange fee if the issuer develops and implements policies and procedures to achieve the fraud prevention standards detailed in the interim final rule. Pending litigation involving the Federal Reserve rules could result in lower maximum fees. Although institutions with less than $10 billion in assets, including LCNB, are exempt from the new rules, many within the financial institutions industry believe that smaller institutions will need to match the pricing of those institutions with assets greater than $10 billion or lose business to the larger institutions.

If we do not adjust to changes in the financial services industry, our financial performance may suffer.

Our ability to maintain our financial performance and return on investment to shareholders will depend largely on our ability to continue to grow our loan portfolio and also, in part, on our ability to maintain and grow our core deposit customer base and expand our financial services to our existing and/or new customers. In addition to other banks, competitors include savings and loan associations, credit unions, securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies. The increasingly competitive environment is, in part, a result of changes in the economic environment within the State of Ohio, regulation, and changes in technology and product delivery systems. New competitors may emerge to increase the degree of competition for our customers and services. Financial services and products are also constantly changing. Our financial performance will also depend, in part, upon customer demand for our products and services and our ability to develop and offer competitive financial products and services.

We operate in a highly competitive industry and market area.

LCNB faces strong competition for deposits, loans, trust accounts, and other services from other banks, savings banks, credit unions, mortgage brokers, and other financial institutions. Many of LCNB’s competitors include major financial institutions that have been in business for many years and have established customer bases, numerous branches, and substantially higher regulatory lending limits. Competitors in the Southwestern Ohio area include U.S. Bank, PNC Bank, Fifth Third Bank, Chase, KeyBank, Park National Bank, Huntington National Bank, and First Financial Bank. In addition, credit unions are growing larger due to more flexible membership requirement regulations and are offering more financial services than they legally could in the past.

LCNB also competes with numerous real estate brokerage firms, some owned by realty companies, for residential real estate mortgage loans. Incentives offered by captive finance companies owned by the major automobile companies, primarily Ally Bank (formerly General Motors Acceptance Corporation) and Ford Motor Credit Company, have limited the banking industry’s opportunities for growth in the new automobile loan market. The banking industry now competes with brokerage firms and mutual fund companies for funds that would have historically been held as bank deposits. Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of these competitors have fewer regulatory constraints and may have lower cost structures.

If LCNB is unable to attract and retain loan, deposit, brokerage, and trust customers, its growth and profitability levels may be negatively impacted.

A return of recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

Although the U.S. economy has emerged from the severe recession that occurred from December 2007 through June 2009, economic growth has been slow and uneven, and unemployment levels remain fairly high. Recovery by many businesses has been impaired by lower consumer spending. Additionally, volatility in our nation’s capital, and in particular in Congress, has hindered the economic recovery. A return to prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued elevated unemployment levels may result in higher than expected loan delinquencies, increases in our non-performing and criticized classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations.

All of these factors would be detrimental to our business. Our business is significantly affected by monetary and related policies of the U.S. federal government, its agencies and government-sponsored entities. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control and could have a material adverse effect on us.

Economic conditions in Southwestern Ohio could adversely affect LCNB’s financial condition and results of operations.

LCNB has 31 offices located in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Ross and Warren Counties in Southern Ohio. As a result of this geographic concentration, LCNB’s results are heavily influenced by economic conditions in this area. A deterioration in economic conditions or a natural or manmade disaster in Southwestern Ohio or Ohio in general could have a material adverse impact on the ability of borrowers to make scheduled loan payments, the fair value of underlying loan collateral, the ability of depositors to maintain or add to deposit balances, the demand for trust and brokerage services, and the demand for other products and services offered by LCNB.

The allowance for loan losses may be inadequate.

The provision for loan losses is determined by management based upon its evaluation of the amount needed to maintain the allowance for loan losses at a level considered appropriate in relation to the estimated risk of losses inherent in the portfolio. In addition to historic charge-off percentages, factors taken into consideration to determine the adequacy of the allowance for loan losses include the nature, volume, and consistency of the loan portfolio, overall portfolio quality, a review of specific problem loans, the fair value of any underlying collateral, borrowers’ cash flows, and current economic conditions that may affect borrowers’ ability to make payments. Increases in the allowance result in an expense for the period. By its nature, the evaluation is imprecise and requires significant judgment. Actual results may vary significantly from management’s assumptions. If, as a result of general economic conditions or a decrease in asset quality, management determines that additional increases in the allowance for loan losses are necessary, LCNB will incur additional expenses.

The fair value of LCNB’s investments could decline.

Most of LCNB’s investment securities portfolio is designated as available-for-sale. Accordingly, unrealized gains and losses, net of tax, in the estimated fair value of the available-for-sale portfolio is recorded as other comprehensive income, a separate component of shareholders’ equity. The fair value of LCNB’s investment portfolio may decline, causing a corresponding decline in shareholders’ equity. Management believes that several factors will affect the fair values of the investment portfolio including, but not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation, and the slope of the interest rate yield curve. These and other factors may impact specific categories of the portfolio differently and the effect any of these factors may have on any specific category of the portfolio cannot be predicted.

Approximately 42% of LCNB’s investment securities portfolio at September 30, 2013 was composed of municipal securities. Many state and local governmental authorities have experienced deterioration of financial condition in recent years due to declining tax revenues, increased demand for services, and various other factors.

To the extent LCNB has any municipal securities in its portfolio from issuers who are experiencing deterioration of financial condition or who may experience future deterioration of financial condition, the value of such securities may decline and could result in other-than-temporary impairment charges, which could have an adverse effect on LCNB’s financial condition and results of operations. Additionally, a general, industry-wide decline in the fair value of municipal securities could significantly affect LCNB’s financial condition and results of operations.

LCNB is subject to environmental liability risk associated with lending activities.

A significant portion of the Bank’s loan portfolio is secured by real property. During the ordinary course of business, the Bank may foreclose on and take title to properties securing certain loans. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have an adverse effect on our business, results of operations and financial condition.

LCNB is in a highly regulated industry.

LCNB is subject to regulation, supervision, and examination by the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”) and the Bank is subject to regulation, supervision, and examination by the OCC. LCNB and the Bank are also subject to regulation and examination by the FDIC as the deposit insurer. The Consumer Financial Protection Bureau (“CFPB”) is responsible for most consumer protection laws and has broad authority, with certain exceptions, to regulate financial products offered by banks. Federal and state laws and regulations govern numerous matters including, but not limited to, changes in the ownership or control of banks, maintenance of adequate capital, permissible business operations, maintenance of deposit insurance, protection of customer financial privacy, the level of reserves held against deposits, restrictions on dividend payments, the making of loans, and the acceptance of deposits.

Federal regulators may initiate various enforcement actions against a financial institution that violates laws or regulations or that operates in an unsafe or unsound manner. These enforcement actions may include, but are not limited to, the assessment of civil money penalties, the issuance of cease-and-desist or removal orders, and the imposition of written agreements.

Proposals to change the laws governing financial institutions are periodically introduced in Congress and proposals to change regulations are periodically considered by the regulatory bodies. Such future legislation and/or changes in regulations could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. The likelihood of any major changes in the future and their effects are impossible to determine.

We face increased regulatory capital requirements in the future under Basel III.

On July 2, 2013, the Federal Reserve Board approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. bank holding companies as well as state banks that are members of the Federal Reserve system and savings and loan holding companies (commonly known as Basel III). Under the final rules, minimum requirements will increase for both the quantity and quality of capital held by us. The rules include a new common equity Tier 1 capital to risk-weighted assets ratio of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The final rules also raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0% and require a minimum leverage ratio of 4.0%. On July 9, 2013, the OCC adopted the same rules for national banks and federal savings associations, and the FDIC approved the same provisions, as an interim final rule, for state nonmember banks and state savings associations.

The phase-in period for the final rules will begin for us on January 1, 2015, with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. While management is currently evaluating the provisions of the final rules and their expected impact on us, and we anticipate that our capital ratios under Basel III will continue to exceed the well capitalized minimum capital requirements, there can be no assurance that such will be the case. If we are unable to meet or exceed the applicable minimum capital requirements, we may become subject to supervisory actions ranging in severity from losing our financial holding company status, to being precluded from making acquisitions or engaging in new activities or becoming subject to informal or formal regulatory enforcement actions.

The Dodd-Frank Act may have a significant impact on us and results of our operations.

The Dodd-Frank Act was signed into law by President Obama on July 21, 2010. The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry within the United States, including the establishment of the new federal agency, the CFPB. The statute requires the CFPB and other federal agencies to implement many new and significant rules and regulations. The CFPB has issued significant new regulations that impact consumer mortgage lending and servicing. Those regulations will become effective in January 2014. In addition, the CFPB is drafting regulations that will change the disclosure requirements and forms used under the Truth in Lending Act and Real Estate Settlement and Procedures Act. Compliance with these new laws and regulations and other regulations under consideration by the CFPB will result in additional costs and changes in the products and/or services that are currently being offered, which could be significant and could adversely impact our results of operations, financial condition or liquidity.

Future growth and expansion opportunities may contain risks.

In addition to the Eaton Acquisition, from time to time LCNB may seek to acquire additional financial institutions or parts of those institutions or may engage in de novo branch expansion. It may also consider and enter into new lines of business or offer new products or services. Such activities involve a number of risks, which may include potential inaccuracies in estimates and judgments used to evaluate the expansion opportunity, diversion of management and employee attention, lack of experience in a new market or product or service, and difficulties in integrating a future acquisition or introducing a new product or service. There is no assurance that such growth or expansion activities will be successful or that they will achieve desired profitability levels.

LCNB’s controls and procedures may fail or be circumvented.

Management regularly reviews and updates LCNB’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of LCNB’s controls and procedures or failure to comply with regulations related to its controls and procedures could have a material adverse effect on LCNB’s business, results of operations, and financial condition.

LCNB’s trust business is subject to a variety of risks.

Competition for trust business is intense. Competitors include other commercial bank and trust companies, brokerage firms, investment advisory firms, mutual fund companies, accountants, and attorneys.

LCNB’s trust business is directly affected by conditions in the debt and equity securities markets. The debt and equity securities markets are affected by, among other factors, domestic and foreign economic conditions and the monetary and fiscal policies of the United States Federal government, all of which are beyond LCNB’s control. Changes in economic conditions may directly affect the economic performance of the trust accounts in which clients’ assets are invested. A decline in the fair value of the trust accounts caused by a decline in general economic conditions directly affects LCNB’s trust fee income because such fees are primarily based on the fair value of the trust accounts. In addition, a sustained decrease in the performance of the trust accounts or a lack of sustained growth may encourage clients to seek alternative investment options.

The management of trust accounts is subject to the risk of mistaken distributions, poor investment choices, and miscellaneous other incorrect decisions. Such mistakes may give rise to surcharge actions by beneficiaries, with damages substantially in excess of the fees earned from management of the accounts.

Risks Associated with the Eaton Acquisition

The success of the Eaton Acquisition will depend on a number of uncertain factors.

Consummation of the Eaton Acquisition is subject to receipt of CBC’s shareholder approval, required regulatory approvals, including the approval of the OCC and the Federal Reserve, and the satisfaction of other closing conditions. The success of the Eaton Acquisition will depend on a number of factors, including, without limitation:

•	the necessary regulatory approvals to consummate the Eaton Acquisition not containing terms, conditions or restrictions that will be detrimental to, or have a material adverse effect on, LCNB;

•	our ability to access the necessary capital required to consummate the Eaton Acquisition on a timely basis;

•	our ability to successfully integrate the Eaton Acquisition into the current operations of LCNB;

•	our ability to limit the outflow of deposits held by our new customers at Eaton National’s existing branch offices and to retain interest earning assets (i.e., loans) acquired in the Eaton Acquisition;

•	the credit quality of loans and investments acquired as part of the Eaton Acquisition;

•	our ability to attract new deposits and to generate new interest earning assets such as loans; and

•	our ability to retain and attract appropriate personnel to staff the Eaton National branches.

If we fail to consummate the Eaton Acquisition but succeed in raising capital under this offering, we will have excess capital, which would require strategic redeployment of such funds. LCNB would have broad discretion with respect to the use of such funds, and shareholders would be relying on the judgment of the LCNB’s management regarding the deployment of these proceeds.

The credit quality of loans associated with the Eaton Acquisition may be poorer than expected, which would require us to increase our allowance for loan losses and negatively affect our earnings.

Pursuant to the Stock Purchase Agreement, LCNB will acquire all of Eaton National’s loan portfolio consisting of Commercial Real Estate, Commercial and Industrial, Agriculture, Residential Real Estate and Consumer Loans. As part of our due diligence, we reviewed a sample of approximately 60% of the total dollar value of these loans in various categories and have found them to be, in the aggregate, of acceptable credit quality. Our examination of these loans was made using the same criteria, analyses and collateral evaluations that we have traditionally used in the ordinary course of our business. Although we believe Eaton National’s loan portfolio is comprised, in the aggregate, of loans of acceptable credit quality, no assurance can be given as to the future performance of these loans.

We may not receive regulatory approvals, or they may take longer than expected or impose conditions that are not presently anticipated.

Before the Eaton Acquisition may be completed, LCNB must obtain the approval and/or waivers from the OCC and the Federal Reserve. These approvals and waivers may not be received, may not be received in a timely fashion, or may impose conditions on (i) the completion of the Eaton Acquisition or require changes to the terms of the Stock Purchase Agreement or (ii) the manner in which LCNB conducts its business after the completion of the Eaton Acquisition. Although LCNB does not currently expect that any such conditions or changes would be imposed, such conditions or changes may be imposed, and such conditions or changes could have the effect of delaying completion of the Eaton Acquisition or imposing additional costs on or limiting the revenues of LCNB, any of which might have a material adverse effect on LCNB following the Eaton Acquisition.

If the Eaton Acquisition is not completed, we will have incurred substantial expenses without realizing the expected benefits of the Eaton Acquisition.

We have incurred substantial expenses in connection with the negotiation and completion of the Eaton Acquisition, such as legal, accounting, financial advisor and printing fees. If the Eaton Acquisition is not completed, we would have to recognize these expenses without realizing the expected benefits of the acquisition.

LCNB could experience difficulties in managing its growth and effectively integrating Eaton National’s operations.

The earnings, financial condition and prospects of LCNB after the Eaton Acquisition will depend in part on LCNB’s ability to integrate successfully the operations of Eaton National to continue to implement its own business plan. LCNB may not be able to achieve fully the strategic objectives and projected operating efficiencies in the Eaton Acquisition. The costs or difficulties relating to the integration of Eaton National with the LCNB organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower, or take longer to realize, than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and LCNB may encounter difficulties, including, without limitation, loss of key employees and customers, the disruption of its ongoing business, or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to LCNB not fully achieving the expected benefits from the Eaton Acquisition.

Risks Associated with the Offering and Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell shares of our common stock owned by you at times or at prices you find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. Our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly or annual financial results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially.

We expect that the market price of our common stock will continue to fluctuate and our common stock may not trade at prices at or above the price offered hereby.

The market price of our common stock may decline after the offering.

The price per share at which we sell the common stock may be more or less than the market price of our common stock on the date the offering is consummated. If the offering price is less than the market price for the shares, some purchasers in the offering may be inclined to immediately sell shares of common stock to attempt to realize a profit, which may cause the market price to decline below the offering price. Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of our common stock in the offering will be able to sell shares after the offering at a price that is equal to or greater than the actual purchase price. Purchasers should consider these possibilities in determining whether to purchase shares in the offering and the timing of any sales of shares of common stock.

Issuing additional shares of our common stock to acquire other banks, bank holding companies, financial holding companies and/or insurance agencies will result in dilution for existing shareholders and may adversely affect the market price of our stock.

In addition to the Eaton Acquisition, we intend to continue to pursue our growth strategy for our business. We may issue in the future shares of our common stock to raise capital for the acquisition of other banks, bank holding companies, financial holding companies, insurance agencies and/or other businesses related to the financial services industry that may compliment our organizational structure. Additionally, we may issue in the future, shares of our common stock to use as payment of all or part of the purchase price for such acquisitions. This issuance of such additional shares may also adversely affect the prevailing market price of our common stock.

Our ability to declare and pay dividends is limited.

There can be no assurance of whether or when we may pay dividends in the future. Future dividends, if any, will be declared and paid at the discretion of our board of directors and will depend on a number of factors. Historically, the principal source of funds used by us to pay cash dividends has been dividends received from the Bank. The Bank’s asset quality, earnings performance, liquidity and capital requirements will be taken into account before we declare or pay any future dividends. Federal banking laws and regulations and state corporate laws restrict the amount of dividends we or the Bank may declare and pay. The payment of dividends by us and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Securities that we issue, including our common stock, are not FDIC insured.

Securities that we issue, including our common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC or any other governmental agency or instrumentality or any private insurer and are subject to investment risk, including the possible loss of your investment.

We may issue debt or equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because any decision to incur debt or issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

We have various anti-takeover measures that could impede an acquisition or takeover of LCNB.

Our articles of incorporation include certain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest, merger or otherwise. Further, certain business combinations require the affirmative vote of either (1) at least 80% of the voting power of LCNB, voting together as a single class, excluding the voting power of any such entity or person seeking such merger or combination transaction, if such person or entity owns 10% or more of the shares of LCNB entitled to vote at such meeting, or (2) if a majority or more of the directors of LCNB recommend approval of the transaction, such action may be taken upon approval by a majority of the voting power of LCNB, voting together as a single class. These provisions may have the effect of lengthening the time required for a person to acquire control of us though a tender offer, proxy contest or otherwise, and may deter any potentially unfriendly offers or other efforts to obtain control of us. This could deprive our shareholders of opportunities to realize a premium for their LCNB common stock, even in circumstances where such action is favored by a majority of our shareholders.

USE OF PROCEEDS

We anticipate receiving approximately $         million (or approximately $         million if the underwriter exercises its over-allotment option in full) in net proceeds from the sale of our common stock in this offering after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $24.75 million of the net proceeds of the offering to fund the Eaton Acquisition and the remainder of the net proceeds for general corporate purposes. Pending the application of the net proceeds, we may temporarily invest the proceeds in short-term investment securities.

Background of the Eaton Acquisition

On October 28, 2013 LCNB entered into the Stock Purchase Agreement with CBC pursuant to which LCNB agreed to acquire Eaton National, a subsidiary of CBC, for a purchase price of $24.75 million. Eaton National is a national banking association chartered under the laws of the United States with approximately $191 million in assets and $168 million in deposits as of September 30, 2013. Eaton National operates five full-service branch offices in the greater Dayton, Ohio area. Since commencement of operations in 1847, Eaton National has been principally engaged in the business of making residential and commercial loans to the community it serves.

In accordance with the Stock Purchase Agreement, LCNB will purchase from CBC all of the issued and outstanding shares of Eaton National. The purchase price will be paid in cash, using the proceeds from this offering. As part of the Eaton Acquisition, CBC and LCNB will make a joint election under Section 338(h)(10) of the Internal Revenue Code thereby allowing LCNB to benefit from a step-up basis in Eaton National’s assets. Immediately following the Eaton Acquisition, LCNB will cause Eaton National to be merged with and into the Bank. LCNB does not plan to close any branch serviced by Eaton National. Rather, LCNB and the Bank will continue to provide the communities served by Eaton National with the same services and products in substantially the same manner LCNB currently provides in the communities that it serves. When the transaction is completed, LCNB will have approximately $1.13 billion in assets, $976 million in deposits and 36 branch offices in Southwestern Ohio. LCNB does not expect the composition of its board or management to change following the consummation of the Eaton Acquisition.

The Eaton Acquisition is contingent upon obtaining necessary regulatory approvals. We will file an application with the OCC to acquire Eaton National. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on LCNB after the completion of the Eaton Acquisition.

We currently expect the Eaton Acquisition to be completed, subject to receipt of all required regulatory approvals and the satisfaction of other customary closing conditions, in the first quarter of 2014.

CAPITALIZATION

The following table shows our consolidated capitalization as of September 30, 2013:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance of the common stock offered hereby, assuming that shares of our common stock are sold in this offering at $ per share and that the net proceeds thereof are approximately $ after deducting underwriting discounts and commissions and our estimated expenses and assuming the underwriter’s over-allotment option is not exercised; and

•	on an as further adjusted basis to give effect to the consummation of the Eaton Acquisition.

The information presented below is only a summary and should be read together with the financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2013
	Actual	As Adjusted	As Further Adjusted
	(unaudited) (dollars in thousands)
CASH AND CASH EQUIVALENTS:	$16,189	$	$

LONG TERM DEBT:	$12,446	$	$

SHAREHOLDERS’ EQUITY:
Preferred shares—no par value, authorized 1,000,000, none outstanding	0
Common shares—no par value, authorized 12,000,000 shares, 8,393,790 shares issued and outstanding (actual) and shares outstanding (as adjusted and as further adjusted)	39,774

Retained earnings	64,614

Treasury shares at cost, 753,627 shares	(11,665)
Accumulated other comprehensive income, net of taxes	(508)

TOTAL SHAREHOLDERS’ EQUITY	$92,215	$	$

TOTAL CAPITALIZATION	$92,215	$	$

PRICE RANGE OF COMMON STOCK AND DIVIDENDS PAID

Our common stock is listed on the NASDAQ Capital Market Exchange under the symbol “LCNB.” On October 23, 2013, the last reported sale price of our common stock was $20.20 per share.

The high and low sales prices (based on daily closing price) and cash dividends declared per share for the periods indicated are shown in the table below.

Fiscal Quarter	High	Low	Cash Dividends Per Share
2013
First	$18.95	$13.65	$0.16
Second	$22.68	$16.25	$0.16
Third	$27.65	$18.53	$0.16
Fourth (through October 23, 2013)	$20.90	$18.17	—

2012
First	$13.44	$12.34	$0.16
Second	$14.49	$12.80	$0.16
Third	$13.75	$12.84	$0.16
Fourth	$14.49	$13.10	$0.16

2011
First	$12.25	$11.56	$0.16
Second	$13.00	$11.70	$0.16
Third	$14.22	$11.85	$0.16
Fourth	$13.70	$12.22	$0.16

As of October 23, 2013, there were approximately 777 shareholders of record. In addition, shares of approximately 1,600 beneficial owners of LCNB’s common stock were held by brokers, dealers and their nominees as of such date.

UNDERWRITING

We have entered into an underwriting agreement with FBR Capital Markets & Co. to act as sole underwriter and sole book runner with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, the number of shares of our common stock set forth below:

Underwriters	Number of Shares
FBR Capital Markets & Co.

Total

The underwriting agreement provides that the obligation of the underwriter to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us or the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriter is obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares.

The underwriter has advised us that it proposes to offer the common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and to selected dealers, who may include the underwriter, at the public offering price less a selling concession not in excess of $         per share for the common stock. After the initial offering of the shares, the underwriter may change the offering price and other selling terms.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The underwriter and its affiliates have provided certain commercial banking, financial advisory and investment banking services for us for which they receive fees, including in connection with the Eaton Acquisition. In addition, the underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discount and commissions to be paid to the underwriter by us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares to cover over-allotments, if any.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Underwriting discount paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated expenses of the offering (including legal fees and expenses, accounting fees and expenses, SEC filing fees and printing fees, but not including the underwriting discount) are $         million. These estimated expenses include up to $85,000 in underwriter’s counsel fees and up to $10,000 of the underwriter’s reasonable out-of-pocket expenses, that we have agreed to reimburse.

Over-Allotment Option

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriter to purchase a maximum of              additional shares from us to cover over-allotments, if any. If the underwriter exercises all or part of this option, it will be obligated to purchase the shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount of     %.

Lock-Up Agreements

Our executive officers and directors have agreed to a “lock-up” for 90 days from the date of the final prospectus supplement relating to shares of our common stock that they beneficially own, including the issuance of common stock upon the exercise of currently outstanding options and options which may be issued. This means that for a period extending for 90 days following the date of the final prospectus supplement, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriter, subject to certain exceptions.

In addition, the underwriting agreement provides that we will not, for a period of 90 days following the date of this prospectus supplement, offer, sell or distribute any of our securities, without the prior written consent of the underwriter, subject to certain exceptions.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Capital Market Exchange under the symbol “LCNB.”

Stabilization

Until the distribution of the common stock offered by this prospectus supplement is completed, rules of the SEC may limit the ability of the underwriter to bid for and to purchase our common stock. As an exception to these rules, the underwriter may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriter may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriter sells more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our common stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

This prospectus supplement may be made available in electronic format on Internet sites or through other online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus supplement in electronic format, any information on the underwriter’s or its affiliates’ websites and any information contained in any other website maintained by the underwriter or any affiliate of the underwriter is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Dinsmore & Shohl LLP. Certain legal matters will be passed upon for the underwriter by Nelson Mullins Riley  & Scarborough LLP.

EXPERTS

The consolidated financial statements of LCNB Corp. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of LCNB Corp.’s internal control over financial reporting as of December 31, 2012, have been audited by J.D. Cloud & Co., L.L.P., independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of J.D. Cloud & Co., L.L.P. pertaining to such financial statements and our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

LCNB CORP.

$100,000,000

Common Stock, no par value

Preferred Stock, no par value

We may offer from time to time common stock and preferred stock having an aggregate offering price not to exceed $100,000,000.

We may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of offering. This prospectus describes the general terms of the securities and the general manner in which the securities may be offered. Each time we offer securities, we will provide a prospectus supplement that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities. This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement. The prospectus supplement or supplements may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described under “Where You Can Find More Information” carefully before you invest in any securities.

Shares of our common stock are listed on the NASDAQ Capital Market Exchange under the symbol “LCNB”. Unless we state otherwise in the applicable prospectus supplement, we will not list any of the other securities on any securities exchange. We may sell the securities directly to purchasers or to or through underwriters, dealers or agents. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable fees, discounts or commissions.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 4 of this prospectus, as well as in any prospectus supplement.

THE SECURITIES ARE NOT DEPOSITS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OR DETERMINED IF THIS PROSPECTUS, OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 22, 2013.

ABOUT THIS PROSPECTUS

All references in this prospectus and any prospectus supplement to “LCNB”, “we”, “us”, “our” or similar references refer to LCNB Corp., an Ohio corporation, and its subsidiary, LCNB National Bank (the “Bank”), except where the context otherwise requires or as otherwise indicated.

This prospectus is part of a registration statement that LCNB has filed with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we are registering an unspecified amount of each class of the securities described in this prospectus, and may sell any combination of these securities in one or more offerings from time to time in the future, up to an aggregate offering amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the amounts, prices and other terms of the securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus or any accompanying prospectus supplement.

Neither this prospectus nor any accompanying prospectus supplement contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that we file any agreement or document as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement, and, if made, such information or representation must not be relied upon as having been given or authorized. Neither this prospectus nor any prospectus supplement constitutes an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus or such prospectus supplement, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus or any prospectus supplement will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus or such prospectus supplement. You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or other offering materials is accurate only as of the dates of those documents or the documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not taken any action to permit a public offering of the securities offered by this prospectus or any prospectus supplement outside the United States or to permit the possession or distribution of this prospectus outside the United States, unless the applicable prospectus supplement so specifies. Persons outside the United States who come into possession of this prospectus or any prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus or such prospectus supplement outside of the United States.

SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should carefully read this prospectus and any applicable prospectus supplement, including the documents incorporated by reference, which are described under the heading “Incorporation of Certain Documents by Reference” in this prospectus.

LCNB CORP.

LCNB Corp., an Ohio corporation formed in December, 1998, is a financial holding company headquartered in Lebanon, Ohio. Substantially all of the assets, liabilities and operations of LCNB Corp. are attributable to the Bank, its wholly-owned subsidiary.

The predecessor of LCNB Corp., the Bank, was formed as a national banking association in 1877. On May 19, 1999, the Bank became a wholly-owned subsidiary of LCNB Corp. The Bank’s main office is located in Warren County, Ohio and 24 branch offices are located in Warren, Butler, Clinton, Clermont, Hamilton, and Montgomery Counties, Ohio. In addition, the Bank operates 31 automated teller machines (“ATMs”) in its market area.

On January 11, 2013, LCNB consummated a merger with First Capital Bancshares, Inc. (“First Capital”) in a stock and cash transaction valued at approximately $20.2 million. Immediately following the merger of First Capital into LCNB, Citizens National Bank (“Citizens”), a wholly-owned subsidiary of First Capital, was merged into the Bank. At that time, Citizens’ six full–service offices became offices of the Bank. Three of these offices are located in Chillicothe, Ohio and one office is located in each of Frankfort, Ohio, Clarksburg, Ohio, and Washington Court House, Ohio.

The Bank is a full service community bank offering a wide range of commercial and personal banking services. Deposit services include checking accounts, NOW accounts, savings accounts, Christmas and vacation club accounts, money market deposit accounts, Classic 50 accounts (a senior citizen program), individual retirement accounts, and certificates of deposit. Deposits of the Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Loan products offered by the Bank include commercial and industrial loans, commercial and residential real estate loans, construction loans, various types of consumer loans, and Small Business Administration loans. The Bank’s residential mortgage lending activities consist primarily of loans for purchasing or refinancing personal residences, home equity lines of credit, and loans for commercial or consumer purposes secured by residential mortgages. Most fixed-rate residential real estate loans are sold to the Federal Home Loan Mortgage Corporation with servicing retained. Consumer lending activities include automobile, boat, home improvement and personal loans. The Bank also offers indirect financing through various automotive, boat, and lawn and garden dealers. The Trust and Investment Management Division of the Bank performs complete trust administrative functions and offers agency and trust services, retirement savings products, and mutual fund investment products to individuals, partnerships, corporations, institutions and municipalities. Security brokerage services are offered by the Bank through arrangements with LPL Financial LLC, a registered broker/dealer. Licensed brokers offer a full range of investment services and products, including financial needs analysis, mutual funds, securities trading, annuities, and life insurance. Other services offered include safe deposit boxes, night depositories, travelers’ checks, money orders, cashier’s checks, bank-by-mail, ATMs, cash and transaction services, debit cards, wire transfers, electronic funds transfer, utility bill collections, notary public service, personal computer based cash management services, 24 hour telephone banking, PC Internet banking, mobile banking, and other services tailored for both individuals and businesses.

Our principal executive offices are located at 2 North Broadway, Lebanon, Ohio 45036, and our telephone number is (513) 932-1414. Our website address is http://www.lcnb.com. Information included or referred to on our website is not incorporated by reference in or otherwise a part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus and any prospectus supplement, including the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q and in other reports and information that we file with the SEC from time to time, in each case as those risk factors are amended or supplemented by our subsequent filings with the SEC. If any of these risks actually occur, they may materially harm our business, prospects, financial condition and results of operations and, as a result, the market price of our securities could decline and you could lose part or all of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking information within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or future predictions, including events or predictions relating to future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “plan,” “intend,” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are only predictions and estimates regarding future events and circumstances and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” in this prospectus or any accompanying prospectus supplement that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. This information is based upon various assumptions that may not prove to be correct. Important factors to consider and evaluate in such forward-looking statements include:

•	changes in external competitive market factors that might impact results of operations;

•	legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder as well as changes in capital requirements under the Basel III capital proposals, all of which may subject us to a variety of new and more stringent legal and regulatory requirements which adversely affect our business;

•	costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;

•	changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events;

•	our ability to identify potential candidates for, obtain regulatory approval of, and consummate, acquisition or investment transactions;

•	our failure to complete any or all of the transactions described herein or in the documents incorporated by reference on the terms currently contemplated;

•	local, regional and national economic conditions and events and the impact they may have on us and our customers;

•	our ability to attract deposits and other sources of liquidity;

•	changes in the financial performance and/or condition of our borrowers;

•	changes in the level of non-performing and classified assets and charge-offs;

•	changes in estimates of loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	changes in our capital structure resulting from future capital offerings or acquisitions;

•	inflation, interest rate, securities market and monetary fluctuations;

•	timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;

•	changes in consumer spending, borrowing and saving habits;

•	technological changes;

•	our ability to grow, increase market share and control expenses and maintain sufficient liquidity;

•	volatility in the credit and equity markets and its effect on the general economy;

•	the potential for customer fraud, especially in our mortgage lending business;

•	effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	our ability to integrate First Capital acquisition and future acquisition targets may be unsuccessful, or may be more difficult, time-consuming or costly than expected; and

•	material differences in the actual financial results of merger and acquisition activities compared with expectations.

These forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond our control. Although the expectations reflected in the forward-looking statements are currently believed to be reasonable, future results, levels of activity, performance or achievements cannot be guaranteed. Accordingly, there can be no assurance that actual results will meet expectations or will not be materially lower than the results contemplated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to, the dates of those documents.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows the ratios of earnings to fixed charges for LCNB on a consolidated basis for the periods indicated:

	First Quarter of 2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges and preferred stock dividends(1)(2)
Including interest on deposits	2.97	3.20	2.46	2.37	1.78	1.63
Excluding interest on deposits	15.58	16.41	12.44	14.44	5.70	21.38

(1)	For purposes of computing the ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, preferred stock dividends accrued during each period, and one-third of gross rental expense (which we believe is representative of the interest factor).
(2)	During the fiscal year ended October 21, 2009, we repurchased from the United States Department of the Treasury (the “U.S. Treasury”) all of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”) which we issued to the U.S. Treasury on January 9, 2009. Prior to January 9, 2009, we had never issued any preferred stock and, since the repurchase of the Series A Preferred Stock, we have not issued any preferred stock.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered hereunder to fund our organic growth in a manner consistent with our business strategy, to fund the selective acquisition of depository institutions of banking franchises and non-bank institutions that are consistent with our business strategy, and for working capital and other general corporate purposes. The precise amounts and timing of our use of net proceeds will depend upon market conditions, the Bank funding requirements, the availability of other funds and other factors. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our business strategies.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	through agents;

•	directly to one or more purchasers;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise; or

•	in any combination of the above.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The applicable prospectus supplement will include the names of underwriters, dealers or agents retained and the type and amount of securities underwritten or purchased by them. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and will identify any securities exchanges on which the securities are to be listed. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the underwriters will acquire the securities for their own account. They may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Generally, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent set forth in the applicable underwriting agreement.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum. The underwriters may create a short position in the securities by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus supplement will be delivered to each purchaser of securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act as if the purchaser purchased securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any. The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed. We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described in this paragraph might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters, dealers or agents may be required to make. In addition, underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Unless the applicable prospectus supplement states otherwise all preferred stock will be new issues of securities with no established trading market. Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features of our capital stock. This summary is subject to, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation, as amended (the “Articles”), and our Regulations (the “Regulations”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of the Ohio General Corporation Law, as amended.

Authorized Capital Stock

Our authorized capital stock consists of 12,000,000 common stock, no par value per share, and 1,000,000 preferred stock, no par value per share. As of July 11, 2013, there were 7,633,679 of common stock issued and outstanding, and no preferred stock was issued and outstanding. As of July 11, 2013, LCNB has reserved the following number of common stock for issuance (i) 194,456 for stock options, (ii) 217,063 for warrants issued to the U.S. Treasury as part of the Troubled Asset Relief Program, and (ii) 350,419 for its dividend reinvestment plan. As of the date hereof, 753,627 shares of LCNB common stock are held in treasury by LCNB.

On January 9, 2009, LCNB issued 13,400 shares of Series A Preferred Stock and a warrant for the purchase of 217,063 shares of LCNB common stock at an exercise price of $9.26 per share to the U.S. Treasury Department. The warrant carries a ten year term and was 100% vested at grant. On October 21, 2009, LCNB redeemed the Series A Preferred Stock that had been issued to the U.S. Treasury Department. The 13,400 Series A Preferred Stock that were repurchased from the U.S. Treasury during 2009 reverted to authorized but unissued preferred stock. However, the warrant has not been redeemed. During the fourth quarter of 2011, the Treasury Department sold the warrant to an investor.

Common Stock

Dividends

The holders of common stock are entitled to receive an equal amount of dividends per share if, as and when declared from time to time by our board of directors. Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by the Bank, our subsidiary. Thus, as a practical matter, any restrictions on the ability of the Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by us.

Dividend payments from the Bank are subject to legal and regulatory limitations, generally based on net income and retained earnings. The ability of the Bank to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations. Payments of dividends by the Bank may be restricted at any time at the discretion of the applicable bank regulatory authorities, if they deem such dividends to constitute an unsafe and/or an unsound banking practice.

We are also subject to Federal Reserve Board policies that may, in certain circumstances, limit our ability to pay dividends. These policies require, among other things, that we maintain adequate capital above regulatory minimums. The Federal Reserve Board may also determine, under certain circumstances relating to our financial condition, that the payment of dividends would be an unsafe or unsound practice and prohibit the payment thereof. In addition, the Federal Reserve Board expects us to serve as a source of financial strength of the Bank, which may require us to retain capital for further investments in the Bank, rather than use those funds for dividends for our shareholders.

In addition, our Articles permit our board of directors to set the dividend rights of preferred stock, it is possible that holders of one or more series of preferred stock issued in the future could have dividend rights that differ from those of the holders of common stock, or could have no right to the payment of dividends. If the holders of a class or series of preferred stock is given dividend rights, the right of holders of preferred stock to receive dividends could have priority over the right of holders of the common stock to receive dividends.

Subscription, Conversion, Preemption and Redemption Rights

The holders of common stock do not have subscription, conversion or preemptive rights, and there are no mandatory redemption provisions applicable to the common stock.

Voting Rights

Each holder of common stock has the right to cast one vote for each common stock owned on all matters submitted to a vote of shareholders. The holders of common stock have cumulative voting rights for the election of directors, provided that proper notice of the intent to exercise such cumulative voting rights is given to LCNB in accordance with Ohio General Corporate Law.

Our Articles contain special voting requirements pertaining to certain business combinations. Specifically, Article SIXTH of the Articles sets forth certain requirements in connection with the approval or authorization of any of the following types of business combinations with a person or entity that is a beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of LCNB:

•	any merger or consolidations of LCNB;

•	any sale, lease, exchange, transfer or other disposition of all, or substantially all, of the assets of LCNB;

•	the issuance or transfer of any securities of LCNB to any other person or entity in exchange for assets or securities; or

•	the issuance or transfer of any securities of LCNB, by LCNB, to any other person or entity for cash.

Article SIXTH further provides that to be approved, the foregoing transactions require the affirmative vote of either (1) at least 80% of the voting power of LCNB, voting together as a single class, present or represented by proxy and entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called, excluding the voting power of any such entity or person seeking such merger or combination transaction, if such person or entity owns 10% or more of the shares of LCNB entitled to vote at such annual meeting or special meeting; or (2) if a majority or more of the directors of LCNB recommend approval of the transaction, such may be taken upon approval by a majority of the voting power of LCNB, voting together as a single class, present or represented by proxy, and entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called.

Number of Directors; Classification of the Board of Directors; Nomination of Directors

Our Articles divide LCNB’s directors into three classes as nearly equal in number as possible and set their terms at three years. Our Regulations provide for our board of directors to consist of not less than five and not more than 15 directors. The board of directors currently has nine members. Shareholders who wish to nominate an individual for election as a director at an annual meeting of the shareholders must comply with our Regulations regarding shareholder nominations. Shareholder nominations must be made in writing and delivered or mailed to our Corporate Secretary 45 days in advance of the applicable annual meeting or seven days following the date of notice for any special meeting called for such purpose.

Liquidation Rights

Each share of common stock entitles the holder thereof to share ratably in our net assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

Preferred Stock

Our 1,000,000 authorized but unissued shares of preferred stock are typically referred to as “blank check” preferred stock. This term refers to preferred stock for which the rights and restrictions are determined by the board of directors of a corporation at the time the preferred stock are issued. Under our Articles, our board of directors has the authority, without any further shareholder vote or action, to issue the preferred stock in one or more series, from time to time, with full or limited voting power, or without voting power, and with all designations, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the preferred stock, as may be provided in the amendment or amendments to our Articles adopted by our board of directors. The authority of our board of directors includes, but is not limited to, the determination or fixing of the following with respect to preferred stock of any series:

•	the number of shares constituting that series and the distinct designation of that series;

•	the dividend rate and whether dividends shall be cumulative, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

•	any special voting rights in addition to voting rights provided under law;

•	whether preferred stock shall have any conversion rights, and, if so, the terms and conditions of such conversion rights;

•	whether preferred stock are to be redeemable, and, if so, the terms and conditions of such redemption;

•	whether the preferred stock will be subject to the operation of a sinking fund, and, if so, upon what terms and conditions; and

•	any other relative rights, preferences and limitations.

Our board of directors will fix the powers, designations, preferences and other special rights of each series of preferred stock that we sell under this prospectus and any applicable prospectus supplement, and the qualifications, limitations and restrictions of such services, in a certificate of amendment to our Articles relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or incorporate by reference therein from another report that we file with the SEC, the form of any certificate of amendment to our Articles that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. We will also describe in the applicable prospectus supplement the terms of the series of preferred stock being offered.

Our board of directors may authorize the issuance of preferred stock with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock, decreasing the amount of earnings and assets available for distribution to holders of our common stock and creating restrictions upon the payment of dividends and other distributions to holders of our common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of us without further action by our shareholders. When we issue preferred stock under this prospectus and the applicable prospectus supplement, such preferred stock will be fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar & Transfer Company. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Anti-takeover Statutes

Certain state laws make a change in control of an Ohio corporation more difficult, even if desired by the holders of a majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statutes.

Ohio Control Share Acquisition Statute. Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute”, provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition”. A control share acquisition is defined as any acquisition of shares of an “issuing public corporation” that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both:

•	a majority of the voting power of the corporation represented in person or by proxy at the meeting; and

•	a majority of the voting power at the meeting exercised by shareholders, excluding:

•	the acquiring shareholder,

•	officers of the corporation elected or appointed by the directors of the corporation,

•	employees of the corporation who are also directors of the corporation, and

•	persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The Ohio Control Share Acquisition Statute does not apply to a corporation whose articles of incorporation or regulations so provide. LCNB has not opted out of the application of the Ohio Control Share Acquisition Statute.

Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code, known as the “Ohio Merger Moratorium Statute”, prohibits specified business combinations and transactions between an issuing public corporation and a beneficial owner of shares representing 10% or more of the voting power of the corporation in the election of directors (an “interested shareholder”) for at least three years after the interested shareholder became such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation’s shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.

For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder (or persons related to the interested shareholder) are prohibited:

•	the sale or acquisition of an interest in assets meeting thresholds specified in the statute;

•	mergers and similar transactions;

•	a voluntary dissolution;

•	the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation’s outstanding shares;

•	a transaction that increases the interested shareholder’s proportionate ownership of the corporation; and

•	any other benefit that is not shared proportionately by all shareholders.

After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation’s articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a “fair market value” for their shares determined by the method described in the statute.

A corporation may elect not to be covered by the provisions of the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles of incorporation. LCNB has not adopted such an amendment to opt out of the provisions of the Ohio Merger Moratorium Statute.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon by Dinsmore & Shohl LLP.

EXPERTS

The consolidated financial statements of LCNB Corp. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of LCNB Corp.’s internal control over financial reporting as of December 31, 2012, have been audited by J.D. Cloud & Co., L.L.P., independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of J.D. Cloud & Co., L.L.P. pertaining to such financial statements and our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC.

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 9, 2013;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 11, 2013; and

•	Our Current Reports on Form 8-K filed with the SEC on each of January 11, 2013, January 28, 2013 (two Forms 8-K), March 11, 2013, April 19, 2013 and April 29, 2013.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.

Pursuant to General Instruction B of Form 8-K, any information furnished pursuant to “Item 2.02. Results of Operations and Financial Condition”, or “Item 7.01. Regulation FD Disclosure” of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not incorporating by reference any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K into this prospectus.

You may obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also may obtain these documents from us without charge by visiting our web site at http:// www.lcnb.com or by requesting them from Stephen P. Wilson, Chairman and Chief Executive Officer, LCNB Corp., 2 North Broadway, Lebanon, Ohio 45036; telephone (513) 932-1414.

WHERE YOU CAN FIND MORE INFORMATION

LCNB has filed with the SEC a Registration Statement on Form S-3 under the Securities Act for the Securities offered under this prospectus. This prospectus is a part of the Registration Statement on Form S-3. The rules and regulations of the SEC permit LCNB to omit from this document information, exhibits and undertakings that are contained in the Registration Statement on Form S-3.

In addition, LCNB files annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s Internet site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.lcnb.com. The information on the SEC Internet site and on our Internet site is not a part of this prospectus. You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

$25,000,000

Common Stock

FBR

October     , 2013